SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ⬜

Check the appropriate box:

⬜Preliminary Proxy Statement

⬜Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

⬜Definitive Proxy Statement

☒Definitive Additional Materials

⬜Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

WESTERN ASSET INTERMEDIATE

MUNI FUND INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒No fee required.

⬜Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)Title of each class of securities to which transaction applies:

(2)Aggregate number of securities to which transaction applies:

(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)Proposed maximum aggregate value of transaction:

(5)Total fee paid:

⬜Fee paid previously with preliminary materials.

⬜Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.

(1)Amount Previously Paid:

(2)Form, Schedule or Registration Statement No.:

(3)Filing Party:

(4)Date Filed:

Your Vote Is Important

WESTERN ASSET

Your Vote Matters

Protect the Value of Your Investment —
Vote the WHITE Proxy Card Today

April 16, 2020

Dear Fellow Stockholder:

We ask you to make an important decision regarding the future of your investment in Western Asset Intermediate Muni Fund Inc. On June 5, 2020, there will be a Special Meeting of Stockholders (the "Special Meeting") to approve new agreements between the Fund and its investment manager and subadviser.

As you may be aware, Legg Mason Inc. ("Legg Mason"), the parent company of the Fund's investment manager and subadviser, has entered into an agreement with Franklin Resources, Inc., a global investment management organization operating as Franklin Templeton, under which Franklin Templeton will acquire Legg Mason. This combination would create one of the world's largest independent, specialized global investment managers with $1.5 trillion in assets under management (AUM), based on combining Legg Mason's and Franklin Templeton's AUM as of January 31, 2020. This should create a more robust organization with greater scale, broader distribution capabilities and new opportunities for growth. Upon completion of the sale, the Fund's investment manager and the subadviser will become subsidiaries of Franklin Templeton.

The sale will cause the Fund's current management and subadvisory agreements to terminate. For the Fund's operations to continue uninterrupted, stockholders are being asked to vote ahead of the Special Meeting to approve the establishment of new agreements. These new agreements will be identical to the current agreements, except for the dates of execution, effectiveness and termination.

We ask you to vote with the Fund's Board of Directors (Board), which unanimously recommends that stockholders vote on the WHITE Proxy Card "FOR" the approval of the new management agreement for the Fund's manager and the new subadvisory agreement for the Fund's subadviser. If stockholders do not approve these agreements, the Fund may be forced to liquidate. Liquidation could result in meaningful loss of value to stockholders, particularly during this period of significant market volatility, and could have negative tax consequences for stockholders.

The sale will not result in any changes to the contractual management fee rates charged to the Fund. In addition, it is not expected to result in any diminution in the investment management services provided to the Fund or any changes to the portfolio managers.

No matter how many or how few shares you own, your vote is important. By your "FOR" vote, we urge you to approve the continuation of the Fund's proven strategy, which has delivered significant value, strong total returns and consistent distributions to stockholders.

Protect Your Investment: Vote "FOR" on the WHITE Card

Some of the Fund's stockholders are soliciting votes to oppose the new agreements. You may receive other colored proxy cards opposing the Board's recommendation and attempting to block this move. We believe these stockholders seek to liquidate the Fund for their own short-term gain at the expense of long-term stockholders.

By following the Board's unanimous recommendation and approving the agreements, you will ensure that your Fund's management team can continue to work to deliver sustainable, long-term returns and value for all stockholders.

Thank you for your continued support. We wish you and yours all the best in these challenging times.

Sincerely,

The Western Asset Intermediate Muni Fund Inc. Board of Directors

Your Vote is Important, No Matter How Many Shares You Own

You can vote by internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares or need additional assistance, please contact:

Stockholders Call Toll-Free: (866) 859-8682

REMEMBER

We urge you NOT to vote using any other colored proxy card. Doing so will revoke your vote on the WHITE proxy card.

Forward Looking Statement

Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. All investments are subject to risk including the possible loss of principal.

958435109

007CFN0ECF